Exhibit 99.4

UBS Securities LLC 299 Park Avenue New York, NY 10171 Tel. ph. 212 821 3000 www.ubs.com

The Board of Directors

Bowater Incorporated

55 East Camperdown Way

P.O. Box 1028

Greenville, South Carolina 29602

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter dated January 27, 2007 to the Board of Directors of Bowater Incorporated (“Bowater”) attached as Annex O to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger involving Bowater and Abitibi Consolidated Inc., and to the references to such opinion under the headings “Summary–Opinions of Financial Advisors,” “The Combination–Background of the Combination,” “The Combination–Factors Considered by Bowater’s Board of Directors” and “The Combination–Opinions of Bowater’s Financial Advisors.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of such Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS Securities LLC
UBS SECURITIES LLC

New York, New York

March 16, 2007